Exhibit 21.1

SUBSIDIARIES OF
S&W SEED COMPANY,
Delaware corporation

Seed Holding, LLC, a Nevada limited liability company

Stevia California, LLC, a California limited liability company

S&W Seed Australia Pty Ltd, an Australia corporation

Seed Genetics International Pty Ltd, an Australia corporation